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                                                                   EXHIBIT 8.2


            [SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP LETTERHEAD]


                                                June 27, 1996


TPI Enterprises, Inc.
Suite 5001
3950 RCA Boulevard
Palm Beach Gardens, FL  33410

Dear Sirs:

     We are acting as counsel to TPI Enterprises, Inc., a New Jersey corporation ("Enterprises"), in connection with a proposed transaction (the "Reorganization"). The Reorganization will be comprised of a transfer of assets of Enterprises to Shoney's, Inc., a Tennessee corporation ("Shoney's"), in exchange for shares of Shoney's Common Stock (the "Shoney's Shares") and the assumption by Shoney's of liabilities of Enterprises, followed by the liquidation of Enterprises in which the shareholders of Enterprises will exchange their shares of Enterprises common stock for the Shoney's Shares and other property of Enterprises. The Reorganization will be accomplished pursuant to a Plan of Tax-Free Reorganization Under Section 368(a)(1)(C) of the Internal Revenue Code and Agreement dated as of March 15, 1996, as amended on June 14, 1996 (the "Agreement"). As counsel to Enterprises, we have been asked to render certain opinions with respect to the Reorganization.

     In connection with rendering the opinion expressed herein, we have examined Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-4201) of Shoney's (the "Registration Statement") relating to the Shoney's Shares to be offered in exchange for the assets of Enterprises, and containing the prospectus and proxy statement relating to the transaction (collectively, the "Prospectus"), to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations of the Commission thereunder. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or appropriate for the purpose of rendering this opinion, including the Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement and the appendices thereto (including the Agreement).

     In our examination of the foregoing documents we have assumed the genuineness of all signatures, the authority of each signatory, the due execution and delivery of all documents by all parties, the authenticity of all agreements, documents, certificates and instruments submitted to us as originals, the conformity of the Agreement as executed and delivered by the parties with the
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TPI Enterprises, Inc.
June 27, 1996
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form of the Agreement contained in the Prospectus, and the conformity with originals of all agreements, documents, certificates and instruments submitted to us as copies.

     In addition, we have assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Prospectus. As to other questions of fact material to this opinion, we have assumed, with your approval and without independent investigation or verification, that the following facts will be accurate and complete as of the consummation of the Reorganization (the "Closing Date").

     1. The fair market value of the Shoney's Shares to be received by each Enterprises shareholder will be equal to the fair market value of the Enterprises shares surrendered in the exchange.

     2. There will be no plan or intention by any shareholder of Enterprises who owns 5 percent or more of Enterprises stock, and to the best of the knowledge of management of Enterprises, there will be no plan or intention on the part of the remaining shareholders of Enterprises, to sell, exchange, or otherwise dispose of a number of Shoney's Shares received in the Reorganization that would reduce Enterprises shareholders' ownership of Shoney's Shares to a number of Shoney's Shares having a value, as of the Closing Date, of less than 50 percent of the value of all formerly outstanding stock of Enterprises as of the same date. For purposes hereof, shares of Enterprises stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional Shoney's Shares will be treated as outstanding Enterprises stock at the Closing Date of the Reorganization. Moreover, shares of Enterprises stock and Shoney's Shares held by Enterprises shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Reorganization will be considered in making this assumption.

     3. Enterprises will distribute in liquidation of Enterprises the Shoney's Shares received by Enterprises in the Reorganization, and its other properties, in pursuance of the plan of reorganization as set forth in the Agreement.

     4. The liabilities of Enterprises assumed by Shoney's pursuant to the Reorganization, plus the liabilities to which assets transferred pursuant to the Reorganization are subject, will have been incurred by Enterprises in the ordinary course of its business.

     5. All expenses incurred by Enterprises with respect to the Reorganization will be borne by Enterprises. Each shareholder of Enterprises will pay its respective share of the expenses, if any, incurred in connection with the Reorganization. Shoney's will pay the expenses, if any, incurred by it in connection with the Reorganization.

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TPI Enterprises, Inc.
June 27, 1996
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     6.     No intercorporate indebtedness will exist between Shoney's and
Enterprises that was issued, acquired, or will be settled at a discount.

     7. Shoney's will acquire at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, held by Enterprises immediately prior to the Reorganization. For purposes of this assumption, amounts paid by Enterprises to shareholders who receive cash or other property, amounts paid to dissenters, amounts used by Enterprises to pay its reorganization expenses or other liabilities, and all redemptions and distributions (other than regular, normal dividends) made by Enterprises immediately preceding the Reorganization will be included as assets of Enterprises held immediately prior to the Reorganization.

     8. The fair market value of the assets of Enterprises transferred to Shoney's will equal or exceed the sum of liabilities assumed by Shoney's, plus the amount of liabilities, if any, to which the transferred assets will be subject.

     9. Neither Shoney's nor Enterprises will be under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

     10. The payment of cash in lieu of fractional Shoney's Shares is solely for the purpose of avoiding the expense and inconvenience to Shoney's of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the Enterprises shareholders instead of issuing fractional Shoney's Shares will not exceed 1 percent of the total consideration that will be issued in the Reorganization to the Enterprises shareholders. No Enterprises shareholder (other than an Enterprises shareholder holding shares of Enterprises common stock through accounts with more than one broker) will receive cash in an amount greater than the value of one full Shoney's Share.

     11. Neither Shoney's nor Enterprises will be an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     12. Shoney's will have no plan or intention to reacquire any of the Shoney's Shares issued in the Reorganization.

     13. Shoney's will have no plan or intention to sell or otherwise dispose of any of the assets of the Enterprises acquired in the Reorganization (including the assets of the subsidiaries of Enterprises so acquired), except for (a) dispositions made in the ordinary course of business, (b) transfers described in Section 368(a)(2)(C) of the Code, and (c) the closing of 35 of the 186

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TPI Enterprises, Inc.
June 27, 1996
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Shoney's restaurants acquired in the Reorganization which have been determined to be "underperforming."

     14. Following the Reorganization, Shoney's will continue the historic business of Enterprises (including the business conducted by Enterprises through its subsidiaries) or use a significant portion of the historic business assets of Enterprises (including the business assets held by its subsidiaries) in a business.

     15. Shoney's will not own, directly or indirectly, nor will it have owned during the five years preceding the Closing Date, directly or indirectly, any stock of Enterprises.

     16. None of the compensation received by any shareholder-employees of Enterprises will be separate consideration for, or allocable to, any of their shares of Enterprises stock; none of the Shoney's Shares received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     17. As soon as practicable, but in no event later than one year following the Closing Date, Enterprises will be dissolved under state law. In accordance with the Agreement, the remaining assets of Enterprises either will be transferred to Enterprises' shareholders or will be transferred to Shoney's.

     18. In the event that, in connection with the liquidation of Enterprises, the properties of Enterprises are transferred to a trust or account (the "Trust"): (a) the Trust will be organized for the primary purpose of liquidating the assets transferred to it with no objective to continue or engage in the conduct of a trade or business, and its governing instrument will so provide; (b) the Trust will contain a fixed or determinable termination date that is not more than three years from the date of creation thereof and that is reasonable, based on all facts and circumstances, for the liquidation of the properties; (c) the investment powers of the trustee will be limited to powers to invest in demand and time deposits in banks or savings institutions, or temporary investments such as short-term certificates of deposit and U.S. Treasury bills; (d) the Trust will not receive transfers of any listed stocks or securities (except for Shoney's Shares), any readily-marketable assets or any operating assets of a going business, and will not receive or retain cash in excess of a reasonable amount to meet claims and contingent liabilities; (e) the Trust will not receive transfers of any unlisted stock of a single issuer that represents 80 percent or more of the stock of such issuer, and will not receive transfers of any general or limited partnership interests; (f) the Trust will be required to distribute at least annually to known shareholders any proceeds from the sale of assets or income from investments, except that the Trust may retain a reasonable amount of such proceeds or income to meet claims and contingent liabilities, (g) the trustee will make
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TPI Enterprises, Inc.
June 27, 1996
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continuing efforts to dispose of the Trust assets, make timely distributions, and not unduly prolong the duration of the Trust, and (h) the trustee will be selected by the shareholders of record or a court of competent jurisdiction, and due notice will be given to any unlocated shareholder in accordance with applicable law.

     We note that we are admitted to the Bar of the State of New York and do not hold ourselves out as experts in the laws of any other state jurisdiction other than the federal laws of the United States, and that our opinion is expressly limited to the federal laws of the United States.

     Based on the foregoing and such examination of law as we have deemed necessary and subject to the assumptions and limitations set forth above, we are of the opinion that the discussion and conclusions set forth under the caption "THE REORGANIZATION - Federal Income Tax Consequences" in the Prospectus, provide a fair and accurate summary of the material federal income tax consequences of the Reorganization.

     In rendering the foregoing opinion, we have considered the fact that, as described in the Registration Statement under the caption "THE REORGANIZATION
- -- Public Debentures," Shoney's will assume in the Reorganization, by supplemental indenture, the Public Debentures and that, following the Reorganization, each of the Public Debentures will be convertible into the number of Shoney's Shares, and the right to receive from Shoney's the amount of cash, that the holder of such Public Debenture would have been entitled to receive in connection with the Reorganization if the holder of such Public Debenture had converted his or her Public Debenture into Shoney's Shares immediately prior to the Closing. In our view, Shoney's obligation to make a cash payment to the holder of a Public Debenture upon conversion of the Public Debenture, as described in the preceding sentence, will constitute either (i) a liability of Enterprises under the Indenture that Shoney's will assume in the Reorganization or (ii) a liability that will be owed to the Public Debenture holder in his or her capacity as a former creditor of Enterprises and as a creditor of Shoney's following the Reorganization, and not in respect of any shares of Enterprises stock that such Public Debenture holder may own prior to the Reorganization. As a result, the existence of such obligation will not affect our opinion as set forth above.

     The opinion expressed herein is based upon currently applicable statutes and regulations and existing interpretations. We can provide no assurance that such statutes or regulations, or existing judicial or administrative interpretations thereof, will not be amended, revoked or modified (possibly prior to the Closing Date) in a manner which would affect our conclusions. Finally, we note that this opinion is solely for the benefit of the addressee hereof in connection with the Reorganization and, except as otherwise provided herein, should not be referred to, used, relied upon or quoted (with or without specific reference to our firm) in any documents, reports, financial statements or otherwise, without our prior written consent.

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TPI Enterprises, Inc.
June 27, 1996
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     We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the use of our name and to the reference to our firm in the Registration Statement under the captions "THE REORGANIZATION - Federal Income Tax Consequences" and "LEGAL MATTERS."


                                Very truly yours,

                                /s/ Shereff, Friedman, Hoffman & Goodman, LLp
                                ---------------------------------------------
                                Shereff, Friedman, Hoffman & Goodman, LLP